AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Agreement”) dated June 1, 1998, as amended, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), Janus Capital Management LLC, successor-in-interest to Janus Capital Corporation (“Advisor”), a Delaware limited liability company, and Great West Life & Annuity Insurance Company, a Colorado life insurance company (“GWL&A”) is made as of this 11th day of September, 2013.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.      Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2.      Schedule B of this Agreement shall be deleted and replaced with the attached Schedule B.

3.      The following shall be added to the end of Article II:

“2.12   GWL&A represents and warrants that either it or the principal underwriter of any unregistered separate account holding Portfolio shares is a broker or dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) or is controlled (as defined in the 1940 Act) by a broker or dealer registered under the 1934 Act.

2.13   GWL&A will not hold any other investment security (as defined in Section 3 of the 1940 Act) in an unregistered separate account that holds shares of a Portfolio.

2.14   GWL&A will not substitute another security for shares of a Portfolio held in an unregistered separate account unless the Securities and Exchange Commission approves the substitution in the manner provided in Section 26 of the 1940 Act.”

4.      All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY		JANUS ASPEN SERIES

By:	/s/ Susan Gile	By:	/s/ Stephanie Grauerholz
Name:	Susan Gile	Name:	Stephanie Grauerholz
Title:	VP, Individual Markets	Title:	Vice President

JANUS CAPITAL MANAGEMENT LLC

		By:	/s/ Russell P. Shipman
		Name:	Russell P. Shipman
		Title:	Senior Vice President

Schedule A

Separate Accounts and Associated Contracts

Contract	Form Number

COLI VUL Series Account 2	J355

COLI VUL Series Account 4	J500

COLI VUL Series Account 7	J350, PPVUL

COLI VUL Series Account 14	ICC13-J600/J600

FutureFunds Series Account

Maxim Series Account

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).